UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DAILY JOURNAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DAILY JOURNAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on February 15, 2023

To the Shareholders of

DAILY JOURNAL CORPORATION

The Annual Meeting of Shareholders of Daily Journal Corporation (the “Company”) will be held virtually on February 15, 2023 at 10:00 a.m. Pacific Time. Due to continued concerns for the health of our directors, officers and shareholders, we will not have an audience at the meeting. Instead, CNBC will stream the event worldwide. You should visit their website at cnbc.com/DailyJournalMeeting on the day of the meeting. Our shareholders should send their questions to Becky Quick, a journalist at CNBC, who will then submit questions to members of the Board or Baker Tilly US, LLP, as appropriate. Please send questions by February 13, 2023 at 5:00 p.m. Pacific Time to the following email address: DailyJournalQuestions@CNBC.com. Given time constraints, we unfortunately anticipate that not all questions will be asked and answered at the Annual Meeting.

The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement which is attached hereto and incorporated herein:

(1)	Election of four members to the Board of Directors.

(2)	Ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the current fiscal year.

(3)	An advisory vote on the Company’s executive compensation.

(4)	An advisory vote on the frequency of holding an advisory vote on the Company’s executive compensation.

(5)	Such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on December 16, 2022 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABLITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 15, 2023

This Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Company’s Annual Report for the fiscal year ended September 30, 2022 may be viewed and printed from the Company’s website at proxy.dailyjournal.com.

By Order of the Board of Directors

Michelle Stephens
Secretary

December 30, 2022

IMPORTANT

SHAREHOLDERS ARE URGED TO DATE, FILL IN, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

DAILY JOURNAL CORPORATION

915 E. 1st Street

Los Angeles, California 90012

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

February 15, 2023

Your proxy in the enclosed form is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held virtually on February 15, 2023 at 10:00 a.m. Pacific Time and at any adjournment thereof. Due to continued concerns for the health of our directors, officers and shareholders, we will not have an audience at the meeting. Instead, CNBC will stream the event worldwide. You should visit their website at cnbc.com/DailyJournalMeeting  on the day of the meeting. Our shareholders should send their questions to Becky Quick, a journalist at CNBC, who will then submit questions to members of the Board or Baker Tilly US, LLP, as appropriate. Please send questions by February 13, 2023 at 5:00 p.m. Pacific Time to the following email address: DailyJournalQuestions@CNBC.com. Given time constraints, we unfortunately anticipate that not all questions will be asked and answered at the Annual Meeting.

Each properly executed proxy received prior to the Annual Meeting will be voted as directed, but, if not otherwise specified, proxies will be voted (1) for the election of the four nominees named in this Proxy Statement to the Board of Directors, (2) to ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the current fiscal year, (3) in favor of the advisory vote on the Company’s executive compensation and (4) in favor of continuing to hold the advisory vote on the Company’s executive compensation once every three years. As to any other business which may properly come before the meeting and be submitted to a vote of shareholders, proxies received by the Board of Directors will be voted in accordance with the discretion of the holders thereof.

Each shareholder has the right to revoke such shareholder’s proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at 915 E. 1st Street, Los Angeles, California 90012, a written revocation or a properly executed proxy bearing a later date.

The Company will bear the cost it contracts for in the solicitation of proxies. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, fax or e-mail by officers, directors and other employees of the Company (none of whom will receive additional compensation therefor). The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

The close of business on December 16, 2022 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The only voting securities of the Company are the 1,377,026 shares of Common Stock outstanding as of the record date. A majority of the Company’s outstanding shares of Common Stock as of the record date must be represented in person or by proxy to constitute a quorum for the Annual Meeting. All shares represented in person or by proxy, regardless of the nature of the vote, the indication of abstention or the absence of a vote indication, including broker non-votes, will be counted to determine the number of shares represented at the meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders on or about December 30, 2022.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Bylaws of the Company permit from three to seven members on the Board of Directors. Presently, four directors serve on the Board. The directors are elected annually and serve until the next annual meeting of shareholders and the election of their successors.

The independent members of the Board of Directors have nominated for election to the Board of Directors the four nominees listed below. Shareholders have cumulative voting rights in the election of directors. This means that each shareholder has the right to cast a number of votes equal to such shareholder’s number of shares of Common Stock multiplied by the number of directors to be elected, and to cast all of such votes for one nominee or distribute such votes among two or more nominees. The right to vote cumulatively is dependent on a shareholder’s giving notice of such shareholder’s intention to cumulate votes to an officer of the Company in writing 48 hours before the meeting commences. Once such notice is given, all other shareholders entitled to vote will be without further notice entitled to cumulate their votes. Unless otherwise instructed, the persons named in the accompanying form of Proxy will vote the proxies for the nominees listed below, reserving the right, however, to cumulate such votes and to distribute them among the nominees at their discretion.

Because this is an “uncontested” election in which there are four nominees for four seats on the Board of Directors, a director nominee shall be elected to the Board of Directors if the votes cast in favor of his or her election exceed the votes cast against his or her election. Abstentions are not counted as votes cast. Broker non-votes (which occur when a broker or nominee does not receive voting instructions from the beneficial owner and does not have discretion under applicable rules to direct the voting of the shares, such as in the election of directors) will not affect the outcome.

The Board of Directors of the Company does not contemplate that any of the following nominees will become unavailable prior to the meeting, but if any such persons should become unavailable, proxies will be voted for such other nominees as may be selected by the Company’s independent directors.

Director Nominees

Below is certain information as of December 26, 2022 about each nominee for election to the four seats on the Company’s Board of Directors:

Name	Age	Principal Occupation Last Five Years

Charles T. Munger	98

Charles T. Munger is a director of the Company and also serves as Vice Chairman and a director of Berkshire Hathaway Inc., a holding company with interests in, among other things, insurance companies, corporations engaged in the retail sale of consumer goods, and various manufacturers. Mr. Munger is also a director of COSTCO Wholesale Corporation, a discount merchant.

Qualifications and Skills: The Company benefits from Mr. Munger’s leadership for numerous reasons, not the least of which are his experience and abilities as a successful investor, and his focus on creating long-term growth in shareholder value.

Mary Conlin	58

Ms. Conlin joined the Board of Directors in May 2019. Ms. Conlin is retired. She was the former Director and Head of Marketing & Corporate Communications for Pixar Animation Studios. Prior to Pixar, Ms. Conlin worked at Warner Bros. Pictures as Director of International Distribution and Director of Worldwide Promotions for the theatrical division. She started her career in advertising at Young & Rubicam. Ms. Conlin is a director of The Beachbody Company, Inc., a fitness and media company.

Qualifications and Skills: Ms. Conlin graduated from Harvard Business School, and has decades of experience in advertising, marketing and promotions. She adds a valuable perspective that benefits both the Company’s traditional publishing business and its case management software business.

Name	Age	Principal Occupation Last Five Years

John B. Frank	66

Mr. Frank joined the Board of Directors in February 2022. He has been Vice Chairman since 2014, and Director since 2001, of Oaktree Capital Group, LLC (“Oaktree Capital”), a global investment company with expertise in credit strategies.  He is one of four members of Oaktree Capital’s Executive Committee and was previously the firm’s principal executive officer.  He also serves on the Boards of two Oaktree affiliates, Oaktree Specialty Lending and Oaktree Acquisition Corp. II. Mr. Frank was Oaktree Capital’s Managing Principal from 2005 until 2014, having joined Oaktree Capital in 2001 as General Counsel.  Prior to that he served as a Partner of the law firm of Munger, Tolles & Olson LLP, where his practice focused on mergers and acquisitions and general corporate counseling.  Mr. Frank is also a director and member of the Audit Committee of Chevron Corporation, one of the world’s leading integrated energy companies.  Mr. Frank is a Trustee and Board Chair of Wesleyan University, and a trustee of the XPRIZE Foundation and the James Irvine Foundation.

Qualifications and Skills: Mr. Frank has extensive experience with business leadership, operations and finance, having served for over 20 years as a senior executive of Oaktree Capital, a global investment management company conducting business worldwide from 19 offices around the globe.  His work at Oaktree Capital has included two decades of experience with government officials regarding regulatory and public policy issues.  While a partner of Munger, Tolles & Olson LLP, Mr. Frank had extensive experience with mergers and acquisitions and strategic, finance and corporate governance issues.

Steven Myhill-Jones	47

Steven Myhill-Jones has served as the Company’s Chairman and Interim Chief Executive Officer since March 2022. Mr. Myhill-Jones is a Canada-based technology executive, entrepreneur and investor. He founded web-based geography software company Latitude Geographics in 1999, and served as its Chairman, President and CEO until September 2018. Following that sale, Mr. Myhill-Jones became an angel investor, and an advisor and mentor to technology businesses and entrepreneurs in his personal capacity and through his wholly owned company, SMJ Holdings Inc.

Qualifications and Skills: Mr. Myhill-Jones brings experience leading a software company for 19 years, which included complex implementations for government customers and evolving enterprise software products in the face of continuous ongoing technology change and strong competitive forces. From setting strategy to primary P&L responsibility, he evolved the business from its initial professional services focus to a high margin, software-centric business model with an international network of resellers and implementation partners.

Proxies given without instructions will be voted FOR the nominees listed above.

Besides Mr. Myhill-Jones, the Company’s only other executive officer is its Chief Financial Officer, Tu To, who serves as the principal financial officer and principal accounting officer. Certain information about Ms. To as of December 26, 2022 is set forth below:

Tu To	60	Ms. To has been the Company’s Chief Financial Officer since March 2022. Prior to that, she served as its Vice President since September 2019, and its Controller since 1994. Ms. To began working for the Company in its accounting department in 1987.

CORPORATE GOVERNANCE

The Board of Directors has determined that each of Messrs. Munger and Frank and Ms. Conlin is “independent” in accordance with NASDAQ Listing Rule 5605(a)(2). Accordingly, a majority of the members of the Board of Directors are independent, as required by NASDAQ Listing Rule 5605(b)(1).

The Board of Directors has two standing committees: the audit committee and the compensation committee. Each committee consists of Messrs. Munger and Frank and Ms. Conlin. During the fiscal year ended September 30, 2022, the Board of Directors held five meetings, the audit committee held one meeting, and the compensation committee held three meetings. Each incumbent director attended all such meetings. The Company does not require its directors to attend the Annual Meetings of Shareholders. Due to the COVID-19 pandemic, the 2022 Annual Meeting of Shareholders was held virtually with no audience, but the Company believes each of the then-serving directors participated in the virtual meeting.

Audit Committee

The audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is responsible for assisting the Board in fulfilling its responsibilities as they relate to the Company’s accounting policies, internal controls and financial reporting practices. The audit committee operates in accordance with a written charter that is not available on the Company’s website but that was attached as Appendix A to the proxy statement for the 2021 Annual Meeting of Shareholders. The Board of Directors has determined that Mr. Frank is an “audit committee financial expert,” as that term is used in Item 407 of Regulation S-K promulgated under the Exchange Act. The Board of Directors believes that each of Messrs. Munger and Frank and Ms. Conlin are independent under NASDAQ Listing Rule 5605(a)(2), meets the criteria for independence set forth in Rule 10A-3 under the Exchange Act and satisfies the other audit committee membership requirements specified in NASDAQ Listing Rule 5605(c)(2)(A).

Compensation Committee

The compensation committee is responsible for determining the compensation of the Company’s Chief Executive Officer and Chief Financial Officer. As required by NASDAQ Listing Rules, the compensation committee operates under a written charter that is not available on the Company’s website but that was attached as Appendix B to the proxy statement for the 2021 Annual Meeting of Shareholders. Neither of the Company’s executive officers determines or recommends the amount or form of his or her own compensation or of any director’s compensation. The compensation committee relies on its own good judgment in carrying out its duties and does not waste shareholder money on compensation consultants. The compensation committee may form and delegate authority to subcommittees as it deems appropriate.

Nominations

There is no standing nominating committee, but the Company’s independent directors are responsible for selecting nominees for election to the Board of Directors. The Company believes that its independent directors are able to fully consider and select appropriate nominees for election to the Board without operating as a formal committee or pursuant to a written charter. For this same reason, the Company does not have a formal policy by which its shareholders may recommend director candidates, but candidates recommended by shareholders will certainly be considered. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Company at 915 E. 1st Street, Los Angeles, California 90012. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. At a minimum, candidates for election to the Board must meet the independence requirements of NASDAQ Listing Rule 5605(a)(2) and Rule 10A-3 under the Exchange Act. Candidates should also have relevant business and financial experience, and they must be able to read and understand fundamental financial statements. Candidates recommended by shareholders will be evaluated in the same manner as candidates recommended by anyone else, although the independent directors nominating the slate may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. All relevant qualifications, as well as the needs of the Company in terms of compliance with NASDAQ listing standards and Securities and Exchange Commission rules, will be considered.

Board Leadership Structure and Role in Risk Oversight

For many decades, Mr. Munger served as Chairman of the Company, while Gerald L. Salzman served as its principal executive officer. But with Mr. Salzman’s retirement, the Company began its transition to a new generation of leadership, and Mr. Munger agreed with the Board of Directors given various circumstances it would be desirable to combine the roles of Chairman and Chief Executive Officer, at least initially. Such a combination was intended to give the new principal executive officer unambiguous authority following Mr. Munger’s retirement as Chairman and to consolidate operational leadership, at least in the near-term period (which was the rationale for the “Interim CEO” designation). At the same time, the full Board of Directors is responsible for managing the material risks facing the Company. Certain oversight responsibilities that touch on the risks facing the Company have been delegated to the audit committee and compensation committee in the ordinary course, but the principal executive officer reports to the full Board, and the full Board participates in the discussion and management of any material risks. As described later in this Proxy Statement, the Company has designed its executive compensation program to align the interests of the principal executive officer with those of the shareholders, and the Company does not believe that its executive compensation arrangements, plans, programs and policies are likely to pose a material risk or otherwise have a material adverse effect on the Company.

Shareholder Communication with the Board of Directors

Shareholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of the Company at 915 E. 1st Street, Los Angeles, California 90012. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all directors, officers and employees of the Company. The Code of Ethics was attached as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2020.

Related Person Transactions

The Company employs James Brian Salzman and Jon Darin Salzman, who are sons of the Company's former Chief Executive Officer, Gerald L. Salzman, who retired in March 2022, to do software services for the Company.  The aggregate compensation for the two of them was approximately $218,000 in fiscal 2022 and $215,000 in fiscal 2021. Their aggregate compensation is expected to be approximately $221,000 in fiscal 2023.

The Company also employs Hoa To and Ky To, the sister and brother of the Company’s Chief Financial Officer, Tu To. Hoa To works in the accounting department as Assistant Controller, and Ky To is the Company’s Information Technology Manager. In fiscal 2022, the two of them received aggregate compensation of $390,000, compared to $343,000 in fiscal 2021. In 2023, their aggregate compensation is expected to be at approximately the same level as in fiscal 2022.

Maryjoe Rodriguez served on the Company’s Board of Directors from December 2021 until November 2022. She was also an employee of the Company. During fiscal 2022 and through the date of her departure from the Company in December 2022, she was paid a total of $739,000, consisting of her salary, severance and payout of units under the Company’s Management Incentive Plan for fiscal 2022. She received total compensation of $465,000 in fiscal 2021, and will not receive any compensation going forward. She did not receive separate compensation for her service on the Board of Directors.

Anti-Hedging Policy

The Board of Directors has adopted a policy that prohibits all officers, employees and directors of the Company from engaging in any kind of hedging transaction that could reduce or limit such person’s economic risk with respect to his or her holdings, ownership or interest in or to shares of the Company’s Common Stock or any compensatory awards that are based on the financial performance of the Company or its subsidiaries, or the market value of the Company’s Common Stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid by the Company during the last two fiscal years to its current executive officers and its one former executive officer who retired in March 2022.

Summary Compensation Table

Annual Executive Compensation in Fiscal 2021 – 2022

	Fiscal Year	Salary	Bonus		Non-Equity Incentive Plan Compensation		Total
Steven Myhill-Jones
Interim Chief Executive Officer	2022	$250,000*	$80,000	*	$	---	$330,000	*

Tu To
Chief Financial Officer	2022	205,000	40,000			153,500	398,500
	2021	175,000	40,000			118,700	333,750
Gerald L. Salzman
Former Chief Executive Officer	2022	126,000	---			847,320	973,320
and Chief Financial Officer	2021	250,000	400,000			703,000	1,353,000

* Represents the pro-rated portion of a $490,000 annual salary and a $160,000 annual bonus. Mr. Myhill-Jones began serving as Interim Chief Executive Officer on March 28, 2022.

Executive Compensation Program

Historically, Mr. Salzman served as the Company’s only executive officer, and his compensation consisted of three elements: base salary, year-end bonus and participation in the Management Incentive Plan. In determining the amount and form of compensation to be awarded to Mr. Salzman, the Board of Directors considered the Company’s overall performance over a period of years, rather than constructing a guideline or formula based on any particular performance measured in a single year. The Board also recognized that Mr. Salzman served in several executive capacities, including Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary.

With Mr. Salzman’s retirement, the Company’s long-serving Controller, Ms. To, was promoted to Chief Financial Officer, and the Company engaged Mr. Myhill-Jones to serve as Chairman and Interim Chief Executive Officer. Ms. To’s compensation has traditionally consisted of the same elements as Mr. Salzman’s compensation, and this is expected to continue. Salary and bonus payments are primarily designed to reward current and past performance, while awards granted pursuant to the Management Incentive Plan are aimed at providing incentives for long-term future profitability of the Company. Mr. Myhill-Jones’ compensation included only salary and bonus in fiscal 2022, which was his first year with the Company. Because the Board anticipates conducting a review of the Company’s overarching compensation model for the future, Mr. Myhill-Jones did not receive any awards under the historic Management Incentive Plan, but it is expected that he will have a performance-based compensation opportunity going forward.

Mr. Myhill-Jones’ base salary was set at an annualized rate of $490,000 with a payment of approximately $250,000 in fiscal 2022 to reflect his roughly half-year of work for the Company. He also received a pro-rated half-year bonus of $80,000 in fiscal 2022.

Ms. To received a salary of $205,000 and a bonus of $40,000 in fiscal 2022, compared to a salary of $175,000 and bonus of $40,000 in fiscal 2021. This reflects a market-based annual salary adjustment of $25,000 at the end of fiscal 2021 and a mid-year promotional salary adjustment of $10,000 (pro-rated to $5,000 for fiscal 2022).

Mr. Salzman’s base salary for fiscal 2022 was based on an annualized rate of $250,000, which was the same as the annual amounts paid to him in each fiscal year since 1992. Mr. Salzman did not receive a bonus in 2022. His bonus in fiscal 2021 was $400,000, which was the same as the annual bonus amount paid to him historically.

The non-equity incentive plan compensation column in the Summary Compensation Table above reflects the supplemental compensation payouts to Ms. To and Mr. Salzman under the Management Incentive Plan in each of fiscal 2022 and 2021, based on the Company’s earnings before taxes, workers’ compensation expenses, supplemental compensation expenses, realized and unrealized gains or losses on investments and any non-business operating expenses associated with the Board matters.

The Company has no retirement plans, deferred compensation plans or traditional perquisites (other than health, dental, vision and life insurance policies, which are offered to all full-time employees). It instead has maintained the Management Incentive Plan, which is designed to link compensation to the performance of the Company by granting to participants a percentage of income before taxes (and the other items noted above) in the current year and each of the next nine years subsequent to the grant, provided they continue working for the Company or are retired (and not competing with any of the Company’s businesses) and have worked for the Company until age 65. If a participant dies while any of his or her certificates remain outstanding, future payments under those certificates will be made to the deceased participant’s beneficiaries. As of September 30, 2022, the Management Incentive Plan had three different kinds of certificates entitling participants to a share of the Company’s earnings related to their core responsibilities. Participants who work in the Company’s traditional publishing business were eligible to receive “Daily Journal Non-Consolidated Certificates,” while those working for Journal Technologies, Inc. were eligible to receive “Journal Technologies Certificates.” Ms. To, Mr. Salzman and other long-term participants with responsibilities for the entire business were eligible to receive “Daily Journal Consolidated Certificates”.

In the past, the Board of Directors favored the Management Incentive Plan over a conventional stock option plan because individuals awarded options in a particular year could ultimately receive too much or too little compensation for reasons unrelated to their performance, depending on when grants were made and the performance of other aspects of the Company’s businesses. Also, the Board of Directors was concerned that an equity incentive plan could disadvantage shareholders through dilution.

Therefore, the cash-based Management Incentive Plan was implemented, together with repurchases of the Company’s stock to reduce the dilution to earnings per share caused by grants under the plan. At September 30, 2022, 93,000 units for Daily Journal Non-Consolidated Certificates, 651,000 units for Journal Technologies Certificates and 211,000 units for Daily Journal Consolidated Certificates were outstanding under the Management Incentive Plan, while 424,307 shares of the Company’s common stock have been repurchased since the commencement of the Management Incentive Plan. In addition, the Board of Directors is now considering the implementation of a more traditional equity incentive plan based at least in part of the generous gift of 3,720 shares to the Company made by Mr. Munger during fiscal 2022, as that significantly reduces the dilution concern associated with such a plan. The Board of Directors expects to finalize the terms of any new plan during fiscal 2023 as part of an overall review of the Company’s overarching compensation model for the future.

Given the long tenures at the Company of both Ms. To and Mr. Salzman, a portion of their certificates awarded under the Management Incentive Plan in earlier years expire each year. Traditionally, the Company would replace an expiring certificate with an identical certificate, but Mr. Salzman did not receive a replacement certificate in fiscal 2022 in light of his retirement. Accordingly, his percentage share of the pre-tax profits of the Company will decline each year for the next 8 years as his certificates expire. His interest in the Company’s pre-tax earnings was 7.6% in fiscal 2022 compared to 8.2% in fiscal 2021.

Ms. To had certificates entitling her to 1.1% of the pre-tax earnings of the Company in 2022 and 2021, entitling her to $153,500 and $118,750 in those years, respectively. In fiscal 2022, the Board replaced Ms. To’s expiring certificate with an identical certificate, as has been the practice historically, so that she will receive 1.1% of the pre-tax earnings of the Company in fiscal 2023. The Board of Directors expects to keep Ms. To’s incentive compensation opportunity at approximately the same level going forward, though the elements of her compensation may be subject to change as part of Board’s overall review.

Ms. To does not have an employment contract with the Company, nor is she otherwise entitled to any sort of special payment in connection with her termination or a change in control of the Company. Mr. Myhill-Jones was engaged through an Independent Contractor Agreement between the Company and SMJ Holdings Inc., dated March 28, 2022, which was attached as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 28, 2022. His agreement provides for a monthly retainer based on the annualized salary noted above and the reimbursement of business-related expenses, but contains no special payment upon termination or a change in control.

Compensation of Directors

Mr. Munger and any directors who are Company employees or officers do not receive compensation for their service on the Board of Directors. Other non-employee directors receive a yearly stipend of $5,000, which is pro-rated for any partial year of service.

The Company reimburses directors for travel and other expenses incident to service, but it provides no other compensation or perquisites. Non-officer director compensation for fiscal 2022 is summarized in the following table:

Fiscal 2022 Non-Officer Director Compensation

Name	Fees earned or paid in cash	All other compensation	Total
John Frank	$5,000	0	$5,000
Mary Conlin	5,000	0	5,000
Peter D. Kaufman (1)	2,084	0	2,084

(1) Mr. Kaufman served on the Board of Directors until his term expired on February 16, 2022.

AUDIT COMMITTEE REPORT

The Company’s audit committee has reviewed and discussed the audited financial statements with the Company’s management and has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission, and by the Company’s audit committee charter. The audit committee has received written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year. Submitted by the members of the audit committee who participated in the recommendation:

Mary Conlin
John B. Frank
Charles T. Munger

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 26, 2022 the names and holdings of those persons known to the Company to be beneficial owners of more than 5% of its Common Stock, the holdings of each director and nominee for director, and the holdings of all directors and executive officers as a group. Each person has sole investment and voting power, except where indicated otherwise.

Beneficial Owner	Amount Beneficially Owned	Percent of Class

RWWM Inc.	251,923 (1)	18.29%
Peter D. Kaufman, as trustee of certain trusts for the benefit of the Munger family	131,297 (2)	9.53%
BlackRock, Inc.	76,517 (3)	5.56%
Charles T. Munger	46,280	3.36%
Mary Conlin	100	-
John Frank	None	-
Steven Myhill-Jones	None	-
Tu To	None	-
Gerald Salzman	None (4)	-
All directors and executive officers as a group (five persons)	46,380	3.37%

(1)

According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2022, RWWM Inc. d/b/a Roseman Wagner Wealth Management, RWWM Inc. 401K Profit Sharing Plan, Roseman Wagner Partners, L.P., Scott P. Roseman and Aaron J. Wagner may be deemed to be the beneficial owners of 251,923 shares in the aggregate. According to the Schedule 13G/A, the address of each reporting person is 4970 Rocklin Road, Suite 200, Rocklin, California 95677.

(2)

According to a Schedule 13D filed with the Securities and Exchange Commission on December 18, 2020, Peter D. Kaufman may be deemed to be the beneficial owner of 131,297 shares in his role as trustee of certain trusts for the benefit of the Munger family that hold shares of Company Common Stock. According to the Schedule 13D, Mr. Kaufman’s address is 1211 Air Way, Glendale, California 91201.

(3)

According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 1, 2022, BlackRock, Inc. may be deemed to the beneficial owner of 76,517 shares. According to the Schedule 13G/A, the address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)	Mr. Salzman served as the Company’s principal executive officer and principal financial officer until March 22, 2022.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

The audit committee of the Board of Directors has selected Baker Tilly US, LLP (“Baker Tilly”) to serve as the Company’s independent registered public accounting firm for fiscal 2023. A representative of Baker Tilly is expected to be present at the Annual Meeting to make such statements as Baker Tilly may desire and to answer appropriate questions from shareholders.

Ratification of the appointment of Baker Tilly as the Company’s independent registered public accounting firm for the current fiscal year will require that the votes cast in favor of ratification exceed the votes cast against ratification. Abstentions have no effect on the outcome. Brokers and other nominees have the discretion under applicable rules to vote on the ratification of Baker Tilly when they have not received voting instructions from the beneficial owner on a timely basis.

If Baker Tilly’s appointment is not ratified, the audit committee will reconsider whether to retain Baker Tilly, but still may retain the firm. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment of the Company’s independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interest.

Proxies given without instructions will be voted FOR ratification of Baker Tilly as the Company’s independent accountants.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as described in this proxy statement. The vote is not intended to address any specific item of compensation, but rather the Company’s overall compensation program for its named executive officers.

The Company is asking shareholders to indicate their support for the compensation of the Company’s named executive officers, as described earlier in this proxy statement in the section titled “Executive Compensation”. Accordingly, at the Annual Meeting, the shareholders are being asked to approve the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders.”

This so-called “say on pay” vote is advisory, and therefore not binding on the Company. However, the Board of Directors and the compensation committee value the opinions of the Company’s shareholders, and to the extent there is a significant vote against the Company’s named executive officer compensation program, the compensation committee will evaluate whether any actions are necessary to address the reasons behind the vote.

Approval of the resolution will require a vote in favor of the resolution from a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. An abstention is the equivalent of an “against” vote, but broker non-votes will have no effect on the outcome.

Proxies given without instructions will be voted FOR the resolution approving the Company’s executive compensation.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 4 on the Proxy Card)

The Dodd-Frank Act also enables the Company’s shareholders to indicate every six years how frequently the Company should seek an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer such an advisory vote once every one, two or three years.

Previously, at the Company’s 2017 Annual Meeting of Shareholders, the shareholders elected to hold this advisory vote on executive compensation every three years. The Board of Directors has again determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate choice for the Company, and therefore the Board of Directors recommends that the shareholders again vote for a three-year interval for the advisory vote on executive compensation. The Company’s executive compensation program is relatively simple, and largely cash-based. Accordingly, an advisory vote once every three years should be sufficient to provide the Company’s shareholders with the “say on pay” required by the Dodd-Frank Act.

Shareholders may cast their votes on their preferred voting frequency by choosing the option of one year, two years, three years or abstain when casting a vote in response to the following resolution:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation selected by the shareholders. However, because this is an advisory vote and not binding on the Company, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option chosen by the shareholders. Abstentions and broker non-votes have no effect on the outcome.

Proxies given without instructions will be voted in favor of holding the advisory vote on executive compensation once every THREE YEARS.

OTHER MATTERS REGARDING

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

Baker Tilly billed aggregate fees of approximately $252,000 for professional services rendered for audits of the Company’s fiscal 2022 financial statements, and for the three quarterly reviews of the financial statements included in the Company’s Forms 10-Q. Baker Tilly billed aggregate fees of approximately $245,000 for the same services in fiscal 2021.

Audit-Related Fees

“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” mentioned above. There were no such fees billed by Baker Tilly in fiscal 2022 and 2021.

Tax Fees

There were no fees billed by Baker Tilly in either fiscal 2022 or 2021 for tax compliance, tax advice or tax planning. The Company’s tax services are performed by a separate outside accounting firm.

All Other Fees

The “audit fees” mentioned above are the only fees billed by Baker Tilly in fiscal 2022 and 2021.

Pre-Approval Policy

Pursuant to the rules and regulations of the Securities and Exchange Commission, before the Company’s independent registered public accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Company’s audit committee or entered into pursuant to a pre-approval policy. The audit committee has adopted a pre-approval policy, and it was attached as Appendix C to the proxy statement for the 2021 Annual Meeting of Shareholders.

The policy requires the audit committee to specifically pre-approve each service that the Company’s independent auditor provides to the Company (including audit services, tax services and other services), with the exception of certain audit-related services that do not impair the firm’s independence. Generally, pre-approval under the policy is provided for a period of 12 months and relates to a particular category or group of services. Pre-approval fee levels for all services are also established periodically by the audit committee. To ensure prompt handling of unexpected matters, the chair of the audit committee has been delegated authority under the policy to amend or modify any pre-approved non-audit services and fees, with any such action to be reported to the full committee at its next scheduled meeting. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management or to the Board generally. The policy also contains a list of non-audit services which the Company’s independent auditor is prohibited from providing if the results of those services would be subject to audit procedures during the audit of the Company’s financial statements.

The audit committee pre-approved all services provided by Baker Tilly during fiscal 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and all persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that during fiscal 2022 all filing requirements were timely satisfied.

OTHER MATTERS

Other Business

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed in the notice of Annual Meeting and discussed above. If other matters should come before the meeting, however, the persons named in the form of proxy will vote in accordance with their best judgment.

Cost of Solicitation

The solicitation of proxies for the Annual Meeting will be made primarily by mail. The Company may reimburse persons holding shares in their names as custodians, nominees, or fiduciaries for expenses they may incur in obtaining instructions from beneficial owners of such shares.

Proposals of Security Holders

It is expected that the Company’s 2024 Annual Meeting will be held on or about February 14, 2024. Shareholders desiring to submit proposals for action at that meeting will be required to submit them to the Company on or before September 1, 2023. Any such shareholder proposal must also be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Shareholders intending to present proposals from the floor of the 2024 Annual Meeting in compliance with Rule 14a-4 promulgated under the Securities Exchange Act of 1934, must notify the Company of such intentions before November 15, 2023. After such date, the Company’s proxy in connection with the 2024 Annual Meeting will confer discretionary authority on the Board to vote on any such proposals.

Annual Report to Shareholders

Enclosed with this Proxy Statement is the Annual Report of the Company for the year ended September 30, 2022.

Additional Information

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Shareholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request prior to the date of the Annual Meeting. The request should identify the person requesting the Report as a shareholder of the Corporation as of December 16, 2022. The exhibits of that Report will also be provided upon request and payment of copying charges. Requests should be directed to Michelle Stephens, Secretary, Daily Journal Corporation, 915 E. 1st Street, Los Angeles, California 90012.

By Order of the Board of Directors

Michelle Stephens
Secretary

DATED: December 30, 2022

PROXY

DAILY JOURNAL CORPORATION

The undersigned hereby appoints Charles T. Munger and Steven Myhill-Jones as proxyholders, each with the power to appoint his substitute; hereby authorizes them or either of them to represent and vote as designated below all the shares of common stock of Daily Journal Corporation held of record by the undersigned on December 16, 2022 at the Annual Meeting of Shareholders to be held on February 15, 2023 or any adjournment thereof; and hereby acknowledges receipt of the Notice of 2023 Annual Meeting of Shareholders and Proxy Statement.

1.	Election of four Directors

Charles T. Munger	☐ FOR	☐ AGAINST	☐ ABSTAIN
Mary Conlin	☐ FOR	☐ AGAINST	☐ ABSTAIN
John B. Frank	☐ FOR	☐ AGAINST	☐ ABSTAIN
Steven Myhill-Jones	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Ratification of the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for fiscal 2023

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	An advisory vote on the Company’s executive compensation

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Advisory vote on frequency of the advisory vote on approval of executive compensation

☐ ONE YEAR	☐ TWO YEARs	☐ THREE YEARS	☐ ABSTAIN

5.	In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting.

(Please sign and date the Proxy on the reverse side)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of each director, FOR proposals 2 and 3, and for THREE YEARS in proposal 4. Unless otherwise specified, if cumulative voting is requested in any election of directors, the proxyholders or their substitute may cast an equal number of votes for each nominee for director or cumulate such votes and distribute them among the nominees at the discretion of such proxyholders.

This Proxy is solicited on behalf of the Board of Directors of Daily Journal Corporation.

Dated:

Signature:

Signature:

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.